Exhibit 99.1

Ecovyst Announces Chief Financial Officer Transition

WAYNE, PA, August 24, 2026 — Ecovyst Inc. (NYSE: ECVT) (“Ecovyst” or the “Company”), a leading provider of regenerated sulfuric acid, virgin sulfuric acid, and sulfur dioxide and related derivatives, today announced that the Board of Directors of the Company has appointed Laurie Bergman as Chief Financial Officer effective August 24, 2026. Ms. Bergman replaces Michael Feehan, who will be departing the Company.

“We are excited to bring Laurie onto the Ecovyst team. Laurie is an accomplished and seasoned finance and accounting professional, and we are confident that she will bring high-caliber skills and proven experience in implementing growth strategies to her new role with the Company. The rest of the management team and I look forward to working with Laurie to further advance the Company’s strategic and operational goals and to drive the creation of stockholder value,” said Kurt J. Bitting, Ecovyst’s Chief Executive Officer. “On behalf of our Board of Directors and the management team, I also want to thank Mike for his hard work and dedication on behalf of the Company and for his many contributions to Ecovyst’s success. We wish Mike all the best in the future,” Mr. Bitting said.

Ms. Bergman, 49, joins Ecovyst after having previously served as the Chief Financial Officer of Legacy Food Group since July 2024. From June 2021 to June 2024, she served as the Chief Financial Officer of Liquid Environmental Solutions. Before that, she served as Chief Accounting Officer, Corporate Controller and VP Accounting of UGI Corporation from February 2019 until June 2021. Ms. Bergman has served as a member of the board of directors and chair of the audit committee of Arq, Inc. (NASDAQ: ARQ) since June 2023 and also has served as a member of the board of directors and member of the audit committee of QNB Corp. (NASDAQ: QNBC) since May 2020. She holds a Bachelor of Business Administration degree and a Master of Business Administration degree from Temple University.

It is expected that Mr. Feehan will continue as an employee of the Company until September 30, 2026 in order to provide for a smooth transition of his prior duties to Ms. Bergman.

Investor Contact:

Gene Shiels

(484) 617-1225

gene.shiels@ecovyst.com

About Ecovyst Inc.

Ecovyst Inc. and subsidiaries is a leading provider of regenerated sulfuric acid, virgin sulfuric acid, and sulfur dioxide and related derivatives essential to our customers’ operations and processes.

Our family of virgin sulfuric acid products, regenerated sulfuric acid and related derivatives serve a wide range of industrial applications. We are a leading provider of regenerated sulfuric acid to the North American refining industry for the production of alkylate, an essential gasoline component for lowering vapor pressure and increasing octane to meet stringent gasoline specifications and fuel efficiency standards. We are a leading North American producer of high quality and high strength virgin sulfuric acid for industrial and mining applications. Through our Calabrian business, we are also a leading producer of sulfur dioxide and related derivatives in North America, serving key end uses including mining, water treatment and specialty chemical production. We also provide chemical waste handling and treatment services, as well as ex-situ catalyst activation services for the refining and petrochemical industry.

For more information, see our website at https://www.ecovyst.com.